Exhibit 99.1

Amkor Closes on $300 Million Term Loan

CHANDLER, Ariz., Oct. 27 — Amkor Technology, Inc. (Nasdaq: AMKR) announced that it has successfully closed on a six-year $300 million second lien term loan credit facility through a group of institutional lenders led by Citigroup, J.P. Morgan and Merrill Lynch. The non-amortizing term loan will have a single bullet payment due October 27, 2010 and will bear interest at a floating rate based on LIBOR plus a margin of 4.5%. Amkor intends to use the net proceeds of the term loan for working capital and general corporate purposes.

“We are pleased with the structure and terms of this credit facility, which provides Amkor with additional liquidity during the current semiconductor industry downturn,” said Ken Joyce, Amkor’s chief financial officer.

About Amkor:

Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

Contact:
Jeffrey Luth
VP Corporate Communications
(480) 821-5000 Ext. 5130
jluth@amkor.com